Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 25, 2013	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $800,843

MOUNT AIRY, NC - Surrey Bancorp (the “Company”), (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2013.

For the quarter ended June 30, 2013, net income totaled $800,843 or $0.19 per fully diluted share, compared with $367,581 or $0.09 per fully diluted common share earned during the second quarter of 2012.

Earnings for the three months ended June 30, 2013, are approximately 117.9 percent higher than for the same period in 2012. The increase results from a reduction in the provision for loan losses and an increase in noninterest income. The provision for loan losses decreased from $671,770 in the second quarter of 2012 to a provision of $93,402 in 2013. This decrease is due to a reduction in net loan charge offs from $771,374 in the second quarter of 2012 to $4,064 in the second quarter of 2013. At June 30, 2013, the percentage of loans receiving pass credit risk grades was 98.3 percent, compared to 98.2 percent at December 31, 2012 and 97.9 percent at June 30, 2012. Credit quality was further enhanced by an increase in loans carrying government guarantees. At June 30, 2013, the guaranteed portion of loans equaled 25.1 percent of total loans compared to 24.4 percent at December 31, 2012 and 22.5 percent at June 30, 2012. Noninterest income increased due to a gain on the sale of a government guaranteed loan. The gain of $229,130 increased noninterest income from $572,251 in the second quarter 2012 to $796,643 in 2013.

Net interest income decreased from $2,294,168 in the second quarter of 2012 to $2,251,138 in 2013. Asset yields decreased from 5.27 percent to 4.83 percent from 2012 to 2013 partially due to the change in average earning asset mix from higher yielding loans to lower yielding deposits in other banks. Loan yields also decreased from 6.01 percent in the second quarter of 2012 to 5.71 percent in the second quarter of 2013. Loan yields fell due to the prolonged low rate environment and competition. A reduction in the cost of deposits from the second quarter of 2012 to 2013 was unable to offset the lower asset yields. The cost of funds decreased from 0.89 percent in the second quarter of 2012 to 0.80 percent in the second quarter of 2013. Noninterest expenses increased slightly from $1,623,208 in the second quarter of 2012, to $1,678,757 in 2013. Salaries and employee benefits accounted for most of the change increasing from $861,138 in 2012 to $910,375 in 2013. This increase was primarily due to normal salary adjustments

Loan loss reserves were $3,431,373 or 1.87 percent of total loans as of June 30, 2013. Non-performing assets were 1.55 percent of total assets at June 30, 2013, compared to 1.94 percent on that date in 2012. At June 30, 2013, the allowance for loan loss reserves equals 91 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $234,574,115 as of June 30, 2013, an increase of 6.5 percent from $220,164,691 reported as of June 30, 2012. Total deposits were $190,147,848 at quarter-end 2013, a 6.4 percent increase from the $178,640,380 reported at the end of the second quarter of 2012. Net loans increased 3.0 percent to $180,450,435, compared to $175,177,109, at June 30, 2012.

Net income for the six months ended June 30, 2013, was $1,452,619 or $0.35 per diluted share, compared to $1,031,638 or $0.25 per diluted share, for the same period in 2012.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment services through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30, 2013	December 31, 2012	June 30, 2012
	(unaudited)		(unaudited)
Total assets	$234,574	$229,912	$220,165
Total loans	183,882	176,981	178,979
Investments	34,980	37,318	22,984
Deposits	190,148	187,823	178,640
Borrowed funds	7,750	7,750	7,750
Stockholders’ equity	33,599	32,237	31,204
Non-performing assets to total assets	1.55%	1.84%	1.94%
Loans past due more than 90 days to total loans	0.35%	0.39%	0.41%
Allowance for loan losses to total loans	1.87%	1.93%	2.12%
Book value per common share	$8.39	$8.01	$7.72

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Interest income	$2,648	$2,716	$5,293	$5,486
Interest expense	397	422	782	872
Net interest income	2,251	2,294	4,511	4,614
Provision for loan losses	93	672	136	739
Net interest income after provision for loan losses	2,158	1,622	4,375	3,875
Noninterest income	797	572	1,455	1,232
Noninterest expense	1,679	1,623	3,520	3,477
Net income before taxes	1,276	571	2,310	1,630
Provision for income taxes	475	203	857	599
Net income	801	368	1,453	1,031
Preferred stock dividend declared	46	46	91	91
Net income available to common shareholders	$755	$322	$1,362	$940
Basic net income per share	$0.21	$0.09	$0.38	$0.27
Diluted net income per share	$0.19	$0.09	$0.35	$0.25
Return on average total assets 	1.36%	0.66%	1.23%	0.92%
Return on average total equity 	9.62%	4.74%	8.82%	6.70%
Yield on average interest earning assets	4.83%	5.27%	4.88%	5.29%
Cost of funds	0.80%	0.89%	0.79%	0.92%
Net yield on average interest earning assets	4.11%	4.45%	4.16%	4.45%
Overhead efficiency ratio	55.08%	56.63%	59.01%	59.47%
Net charge-offs (recoveries)/average loans	0.00%	0.43%	0.06%	0.46%

	Annualized for all periods presented.